[logo] IMPERIAL
CAPITAL BANK

PROMISSORY NOTE SECURED BY DEED OF TRUST

(TCM Fixed Rate - LIBOR Adjustable (Amortizing) / Recourse)

$3,150,000.00                     Los Angeles, California                    August 22, 2006

NOTICE TO BORROWER: THIS NOTE CONTAINS PROVISIONS FOR A VARIABLE INTEREST RATE AND FOR VARIABLE PAYMENT AMOUNTS.

 1. Promise to Pay. In installments and at the times stated in this Note, for value received, Northtown Business Center, L.L.C., a Missouri limited liability company ("Maker"), promises to pay to IMPERIAL CAPITAL BANK ("Holder"), or order, at 700 North Central Avenue, Suite 100, Glendale, California 91203, or at such other place as the Holder may from time to time designate in writing, the principal sum of Three Million One Hundred Fifty Thousand and 00/100 ($3,150,000.00), or so much thereof as may be disbursed by the Holder, with interest from the date of initial disbursement of all or any part of the principal of this Note (the "Disbursement Date") on unpaid principal at the interest rate or interest rates provided for in this Note.

         2.  Interest Rate; Payment of Principal and Interest.

2.1    Certain Definitions. For purposes of this Note, the following terms shall have the following definitions:

(a)  "Note Rate" means the per annum interest rate on the principal sum of this Note which is outstanding from time to time.

(b)  "Fixed Rate" means a rate equal to six and eight hundred seventy thousandths percent (6.870%) per annum.

    (c)  "Fixed Rate Term" means the period commencing on the Disbursement Date and continuing for a term expiring sixty (60) months after the first (1s`) day of the first (1st) month following the Disbursement Date (or if the Disbursement Date occurs on the first (1st) day of a month, continuing for a term expiring sixty (60) months after the Disbursement Date) during which interest at the Fixed Rate shall accrue on the outstanding principal balance of this Note.

    (d)  "Index" means the six (6) month London Interbank Offered Rate (LIBOR) as published in the Wall Street Journal.

     (e)  "Current Index" means, with respect to each Interest Change Date, the most recent Index figure available as of the tenth (10th) day prior to such Interest Change Date.

     (f)"Interest Change Date" means September 1, 2011 and each March 1st, and September 1st thereafter to and including March 1, 2016

REV. DATE 8/06
PROM. NOTE - FIXED RATE/ADJ. (AMORTIZING)                   MAKER'S INITIALS: /s/CS mgr

(g)  "Payment Change Date" means October 1, 2011 and each April 1st and October 1st thereafter to and including April 1, 2016.

(h)  "Amortization Period" means a period of three hundred sixty (360) months commencing on September 1, 2006.

(i)  "Remaining Amortization Period" means, with respect to each Payment Change Date, the number of months remaining in the Amortization Period as of the Interest Change Date immediately preceding such Payment Change Date.

(j)  "Installment Payment Date" means October 1, 2006 and the first (1st) day of each month thereafter to and including August 1, 2016.

(k)  "Monthly Payment" means the total amount of the monthly installment payment of principal and interest due and payable under this Note on an installment Payment Date.

(l)  "Loan Year" means (i) the period from the Disbursement Date to the first (1st) day of the first (1st) calendar month after the month in which the Disbursement Date occurs together with the consecutive twelve (12) calendar month period following such first (1st) day; and (ii) each consecutive twelve (12) calendar month period thereafter commencing on the anniversary of such first (1st) day.

2.2	Interest. The Note Rate shall be computed as follows:

(a)  Fixed Rate Interest Period. From the Disbursement Date to the first Interest Change Date after the end of the Fixed Rate Term, the Note Rate shall be equal to the Fixed Rate.

    (b)  Initial Interest Rate for Adiustable Interest Period. Subject ONLY to the lifetime maximum interest rate limitation specified in Section 2.3(a) below, effective as of the first Interest Change Date, the Note Rate shall be equal to the greater of the following rates (such greater rate is referred to as the "Initial Adjustable Interest Rate"): (i) a rate equal to the Current Index applicable to such first Interest Change Date plus two and one hundred thousandths (2.100) percentage points per annum (the "Spread"), rounded upward to the nearest one-thousandth (1/1,000) of one percentage point (0.001%); OR (ii) four and ninety-nine hundredths percent (4.99%) per annum.

  (c)  Adjustments to Interest Rate. Subject to the limitations contained in Section 2.3(b) below, the Holder shall increase or decrease the Note Rate in accordance with this Section 2.2(c) commencing with the second Interest Change Date. The new Note Rate which becomes effective on each such Interest Change Date shall be equal to the Current Index applicable to the Interest Change Date plus the Spread, rounded upward to the nearest one-thousandths (1/1,000) of one percentage point (0.001%).

2.3	Limitations on Interest Rate Changes.

(a)  Limitation to Interest Rate Adjustment on First Interest Change Date. Notwithstanding anything to the contrary contained in Section 2.2(b) above, and except as otherwise provided in Section 4 below, no change to the Note Rate shall be made on the first Interest Change Date to the extent that such change would result in an increase in the Note Rate above a rate that is equal to four (4.0) percentage points over the Fixed Rate.

(b)  Limitationto Interest Rate Adjustments on Second and All  Subsequent Interest Change Dates. Notwithstanding anything to the contrary contained in Section 2.2(c) above, and except as otherwise provided in Section 4 below, no change to the Note Rate shall be made on the second and on any subsequent Interest Change Dates to the extent that such change (i)

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would result in an increase in the Note Rate above a rate that is equal to four (4.0) percentage points over the Fixed Rate; or (ii) would result in an increase in the Note Rate of more than one percent (1.0%) over the Note Rate that became effective on the immediately preceding Interest Change Date; or (iii) would result in a decrease in the Note Rate to a rate which is less than four and ninety-nine hundredths percent (4.99%) per annum.

2.4     Payments. Principal and interest shall be due and payable as follows:

(a)  Initial Interest Payment. A single installment payment of interest only for the period from the Disbursement Date to the first (1st) day of the first (1st) calendar month following the month in which the Disbursement Date occurs shall be due and payable on the Disbursement Date.

(b)  Amortized Payments of Principal and Interest Durinq Fixed Rate Interest Period. Commencing on October 1, 2006 and continuing on the first (1st) day of each month thereafter to and including the first (15`) day of the month immediately preceding the first Payment Change Date, principal and interest shall be due and payable in an amount sufficient to repay the principal balance of this Note over the Amortization Period, together with interest thereon, in equal monthly installments at the Fixed Rate.

    (c)  Amortized Payments of Principal and Interest During Adjustable Interest Period. Principal and interest shall be due and payable commencing on the first Payment Change Date and on each Installment Payment Date thereafter as follows: The Holder shall increase or decrease the Monthly Payment in accordance with this Section 2.4(c) effective on each Payment Change Date. The Monthly Payment which shall be due and payable commencing on each Payment Change Date and on each Installment Payment Date thereafter until the next Payment Change Date shall be equal to the amount of the monthly payment that would be sufficient to repay the principal balance of this Note outstanding immediately preceding the Payment Change Date over the Remaining Amortization Period, together with interest thereon, in equal monthly installments at the Note Rate in effect on the Interest Change Date immediately preceding the Payment Change Date.
                    (d)  Payment on Maturity Date. The entire unpaid principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable on September 1, 2016.

3.   Interest Computation. Notwithstanding anything to the contrary contained in this Note (including any references in this Note to amortized payments or the calculation of monthly principal and interest payments over the Amortization Period or Remaining Amortization Period), interest at the rates provided for in this Note shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days during which the principal balance of this Note is outstanding. Maker acknowledges and agrees that the calculation of interest on the basis described in the preceding sentence may result in the accrual and payment of interest in amounts greater than those which would be payable if interest were calculated on the basis of a three hundred sixty-five (365) day year. All payments under this Note shall be made in immediately available funds and shall be credited first to accrued interest then due and thereafter to unpaid principal and then impound charges and other charges, fees, costs and expenses payable by Maker under this Note or in connection with the loan evidenced by this Note (the "Loan") in such order as the Holder may determine in its sole and absolute discretion. If any payment of interest is not made when due, at the option of the Holder of this Note, such interest payment shall bear interest at the same rate as principal from and after the due date of the interest payment. Principal and interest shall be payable only in lawful money of the United States of America.

4.   After Maturity/Default Rate of Interest. From and after either (a) the occurrence of an Event of Default (whether or not the Holder has elected to accelerate unpaid principal and interest under this Note as a result of such Event of Default); or (b) the maturity of this Note (whether the stated maturity date of this Note or the maturity date resulting from the Holder's acceleration of unpaid principal and interest), then in either of such circumstances, interest on the unpaid principal balance of this Note shall accrue at a rate equal to the lower of (a) the greater of (i) eighteen percent (18%) per annum; or (ii) five

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percent (5%) per annum above the otherwise applicable rate of interest under Section 2.2 above; or (b) the maximum rate permitted by applicable law.

5.  Late Charge. If any installment of interest, principal, or both principal and interest under this Note is not paid within ten (10) days after the date on which it is due, Maker shall immediately pay a late charge equal to ten percent (10%) of such installment to the Holder to compensate the Holder for administrative costs and expenses incurred in connection with such late payment. Maker agrees that the actual damages suffered by the Holder because of any late installment payment are extremely difficult and impracticable to ascertain, and the late charge described in this Section represents a reasonable attempt to fix such damages under the circumstances existing at the time this Note is executed. The Holder's acceptance of any late charge shall not constitute a waiver of any of the terms of this Note and shall not affect the Holder's right to enforce any of its rights and remedies against any Person liable for payment of this Note.

6.  Waivers. Maker and all sureties, guarantors, endorsers and other Persons liable for payment of this Note (a) waive presentment, demand for payment, protest, notice of demand, dishonor, protest and nonpayment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of this Note; (b) waive the right to assert any statute of limitations as a defense to the enforcement of this Note to the fullest extent permitted by law; (c) consent to all extensions and renewals of the time of payment of this Note and to all modifications of this Note by the Holder and Maker without notice to and without in any way affecting the liability of any Person for payment of this Note; (d) consent to any forbearance by the Holder and to the release, addition, and substitution of any Person liable for payment of this Note and of any or all of the security for this Note without notice to and without in any way affecting the liability of any Person for payment of this Note; and (e) consent to personal jurisdiction over each of them by the courts of the state in which the Property is located in connection with any action arising under this Note and to service of process by any means authorized by the laws of the state in which the Property is located. Without limiting the generality of the preceding sentence, (i) any notice which the Holder may elect to give regarding any adjustment in the Note Rate made pursuant to the terms of this Note (any such adjustment is referred to as a "Note Rate Adjustment") (including any such notice contained in any billing statement issued by the Holder) shall not be construed as obligating Holder to notify Maker of any Note Rate Adjustment; and (ii) the Holder's failure to give, or delay in giving, notice of any Note Rate Adjustment to Maker shall not in any way impair or otherwise affect the validity or enforceability of such Note Rate Adjustment or Maker's obligation to pay interest pursuant to such Note Rate Adjustment under the terms of this Note.

7.  Default. The Holder, at its option and without notice to or demand on Maker or any other Person, may terminate any or all obligations which it may have to extend further credit to Maker and may declare the entire unpaid principal balance of this Note and all accrued interest thereon to be immediately due and payable upon the occurrence of any Event of Default.

8.  Application of Payments: Other Obligations. Upon the occurrence of any Event of Default, the Holder, at its option, (a) shall have the right to apply all payments made under this Note to principal, interest, impound charges, and other charges, fees, costs and expenses payable by Maker under this Note or in connection with the Loan in such order and amounts as the Holder may determine in its sole and absolute discretion; and (b) shall have the right to declare Maker to be in default under any or all other existing or future notes, obligations or agreements of Maker in favor of the Holder.

9.  Acceleration: Transfer of Property. Reference is made to the deed of trust securing this Note (the "Deed of Trust") and the other documents executed by Maker in connection with the Loan for additional rights of the Holder to accelerate the unpaid principal balance and accrued interest under this Note. The Deed of Trust provides, in part, as follows:

"Beneficiary shall have the right, at its option and without notice to or demand on Trustor, to declare any or all Obligations to be immediately due and payable if any of the following events occurs without Beneficiary's prior written consent: (a) the sale, conveyance, transfer, mortgage, encumbrance, lease or alienation of all or any part of the Property or any interest in the Property, whether voluntary or

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involuntary, or Trustor's grant of any option or agreement to effect any such transaction; (b) if Trustor or any General Partner or Manager of Trustor is a partnership, the admission, withdrawal, retirement or removal of any General Partner of Trustor or any of Trustor's General Partners or Managers, or the sale or transfer of more than twenty-five percent (25%) of the beneficial interests in Trustor or any of Trustor's General Partners or Managers; (c) if Trustor or any General Partner or Manager of Trustor is a corporation, the sale or transfer of an aggregate of more than twenty-five percent (25%) of any class of stock in such corporation or the issuance by such corporation of additional stock to any Person who is not a shareholder in such corporation as of the date of this Deed of Trust; (d) if Trustor or any General Partner or Manager of Trustor is a limited liability company, the appointment, withdrawal, retirement or removal of any Manager of Trustor or any of Trustor's General Partners or Managers or the sale or transfer of more than twenty-five percent (25%) of the beneficial interests in Trustor or any of Trustor's General Partners or Managers; (e) if Trustor or any of Trustor's General Partners or Managers is a corporation, partnership, or limited liability company, the dissolution or liquidation of Trustor or any of Trustor's General Partners or Managers; or (f) any change in the character or use of all or part of the Property, including drilling for or the extraction of oil, gas or any other hydrocarbon substance or the lease of all or any part of the Property for any such purpose. Without limiting the generality of any provision of this Deed of Trust (including Section 6.8 below), Beneficiary's consent to any or all of the events described in this Section may be withheld by Beneficiary in its sole and absolute discretion. Beneficiary's consent to any event described in this Section shall not be deemed to be a consent to, or a waiver of the right to require such consent for, any other event. For purposes of this Section, (i) the term 'partnership' includes a general partnership, limited partnership, limited liability partnership, and joint venture; and (ii) the term 'Manager' means any Person who is acting as a manager of a limited liability company, including any member who is acting in such capacity."

10.   Modifications: Cumulative Remedies: Loss of Note: Time of Essence. No modification or waiver by the Holder of any of the terms of this Note shall be valid or binding on the Holder unless such modification or waiver is in writing and signed by the Holder. Without limiting the generality of the preceding sentence, no delay, omission or forbearance by the Holder in exercising or enforcing any of its rights and remedies under this Note shall constitute a waiver of such rights or remedies. The Holder's rights and remedies under this Note are cumulative with and in addition to all other legal and equitable rights and remedies which the Holder may have in connection with the Loan. The headings to sections of this Note are for convenient reference only and shall not be used in interpreting this Note. If this Note is lost, stolen, or destroyed, upon Maker's receipt of a reasonably satisfactory indemnification agreement executed by the Holder, or if this Note is mutilated, upon the Holder's surrender of the mutilated Note to Maker, Maker shall execute and deliver to the Holder a new promissory note which is identical in form and content to this Note to replace the lost, stolen, destroyed or mutilated Note. All terms with an initial capital letter which are used but not specifically defined in this Note shall have the respective meanings given to such terms in the Deed of Trust. Time is of the essence in the performance of each provision of this Note by Maker.

11.   Attorneys' Fees. If Maker defaults under any of the terms of this Note, Maker shall pay all costs and expenses, including without limitation attorneys' fees and costs, incurred by the Holder in enforcing this Note immediately upon the Holder's demand, whether or not any action or proceeding is commenced by the Holder. Without limiting the generality of the preceding sentence, such costs and expenses shall include all attorneys' fees and costs incurred by the Holder in connection with any federal or state bankruptcy, insolvency, reorganization, or other similar proceeding by or against Maker or any surety, guarantor or endorser of this Note which in any way affects the Holder's exercise of its rights and remedies under this Note or under the Deed of Trust or any other agreement securing payment of this Note.

12.   No Offsets. No indebtedness evidenced by this Note shall be offset by all or part of any claim, cause of action, or cross-claim of any kind, whether liquidated or unliquidated, which Maker now has or may hereafter acquire or allege to have acquired against the Holder. To the fullest extent permitted by law, Maker waives the benefits of any applicable law, regulation, or procedure which provides, in substance, that where cross demands for money exist between parties at any point in time when neither demand is barred by the applicable statute of limitations, and an action is thereafter

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commenced by one such party, the other party may assert the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would at the time of filing the response be barred by the applicable statute of limitations.

13.   Index.   If the Index ceases to be made available, the Holder shall select an alternate Index which is based upon comparable information to the extent available and which is not subject to control or influence by the Holder and that, in the Holder's sole judgment, is not likely to result in the Note Rate being substantially different than if such prior Index had continued to be made available. In such event, the Holder shall adjust the percentage point spread set forth in Sections 2.2(b) and 2.3 above (the "Spread") based on the value of the substituted Index as of the last preceding date on which the interest rate was adjusted or, if no such adjustment has yet occurred, as of the date of this Note, such that the sum of the substituted Index and the adjusted Spread equals the sum of the prior Index plus the prior Spread. Maker acknowledges and agrees that (a) the Index represents an index which is quoted, published or announced from time to time as an index for variable interest rates; (b) the Index does not represent the lowest interest rate charged by the Holder; and (c) loans may be made by the Holder at, above, or below the Index.

14.   Applicable Law; Prepayment Buv-Out Payment. This Note shall be governed by and interpreted in accordance with the laws of the State of Missouri. On the Disbursement Date, Maker shall pay to the Holder in immediately available funds an amount equal to one percent (1.0%) of the original principal face amount of this Note (such payment is referred to as the "Prepayment Buy-Out Payment"). In consideration of Maker's payment of the Prepayment Buy-Out Payment to the Holder, the Holder agrees that Maker shall have the right to prepay all or part of the outstanding principal balance of this Note on any Installment Payment Date without payment to the Holder of any further prepayment charge or fee. Maker acknowledges and agrees that the Prepayment Buy-Out Payment shall be non-refundable under any circumstances and shall be deemed to be fully earned by the Holder on the Disbursement Date, whether or not Maker elects to prepay all or any part of this Note. MAKER ACKNOWLEDGES AND AGREES THAT THE HOLDER'S AGREEMENT TO MAKE THE LOAN ON THE TERMS AND WITH THE PREPAYMENT RIGHTS SET FORTH IN THIS NOTE CONSTITUTE ADEQUATE CONSIDERATION, OF INDIVIDUAL WEIGHT, FOR MAKER'S PAYMENT OF THE PREPAYMENT BUY-OUT PAYMENT TO THE HOLDER PURSUANT TO THIS SECTION. MAKER HAS SEPARATELY INITIALED THIS SECTION 14 TO EVIDENCE MAKER'S AGREEMENT WITH THE PROVISION CONTAINED IN THIS SECTION.

/s/CS mgr
MAKER'S INITIALS

15.  Successors. This Note shall be the joint and several obligation of all Persons executing this Note as Maker and all sureties, guarantors, and endorsers of this Note, and this Note shall be binding upon each of such Persons and their respective successors and assigns, subject to Section 9 above. This Note shall inure to the benefit of the Holder and its successors and assigns.

16.  WAIVER OF RIGHT TO JURY TRIAL. MAKER IRREVOCABLY WAIVES ALL RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATING TO THE LOAN, THIS NOTE, THE DEED OF TRUST SECURING THIS NOTE, OR ANY OF THE OTHER DOCUMENTS EXECUTED BY MAKER IN CONNECTION WITH THE LOAN (COLLECTIVELY, THE "LOAN DOCUMENTS"), ANY OR ALL OF THE REAL AND PERSONAL PROPERTY COLLATERAL SECURING THE LOAN, OR ANY OF THE TRANSACTIONS WHICH ARE CONTEMPLATED BY THE LOAN DOCUMENTS. THE JURY TRIAL WAIVER CONTAINED IN THIS SECTION IS INTENDED TO APPLY, TO THE FULLEST EXTENT PERMITTED BY LAW, TO ANY AND ALL DISPUTES AND CONTROVERSIES THAT ARISE OUT OF OR IN ANY WAY RELATED TO ANY OR ALL OF THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS

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OF ANY KIND. MAKER ACKNOWLEDGES AND AGREES THAT (1) MAKER HAS CAREFULLY READ AND UNDERSTANDS ALL OF THE TERMS OF THE LOAN DOCUMENTS; (2) MAKER HAS EXECUTED THE LOAN DOCUMENTS FREELY AND VOLUNTARILY, AFTER HAVING CONSULTED WITH MAKER'S INDEPENDENT LEGAL COUNSEL AND AFTER HAVING HAD ALL OF THE TERMS OF THE LOAN DOCUMENTS EXPLAINED TO IT BY ITS INDEPENDENT LEGAL COUNSEL OR AFTER HAVING HAD A FULL AND ADEQUATE OPPORTUNITY TO CONSULT WITH MAKER'S INDEPENDENT LEGAL COUNSEL; (3) THE WAIVERS CONTAINED IN THE LOAN DOCUMENTS ARE REASONABLE, NOT CONTRARY TO PUBLIC POLICY OR LAW, AND HAVE BEEN INTENTIONALLY, INTELLIGENTLY, KNOWINGLY, AND VOLUNTARILY AGREED TO BY MAKER; (4) THE WAIVERS CONTAINED IN THE LOAN DOCUMENTS HAVE BEEN AGREED TO BY MAKER WITH FULL KNOWLEDGE OF THEIR SIGNIFICANCE AND CONSEQUENCES, INCLUDING FULL KNOWLEDGE OF THE SPECIFIC NATURE OF ANY RIGHTS OR DEFENSES WHICH MAKER HAS AGREED TO WAIVE PURSUANT TO THE LOAN DOCUMENTS; (5) MAKER HAS HAD A FULL AND ADEQUATE OPPORTUNITY TO NEGOTIATE THE TERMS CONTAINED IN THE LOAN DOCUMENTS; (6) MAKER IS EXPERIENCED IN AND FAMILIAR WITH LOAN TRANSACTIONS OF THE TYPE EVIDENCED BY THE LOAN DOCUMENTS; AND (7) THE WAIVERS CONTAINED IN THE LOAN DOCUMENTS ARE MATERIAL INDUCEMENTS TO THE HOLDER'S EXTENSION OF CREDIT TO MAKER, AND THE HOLDER HAS RELIED ON SUCH WAIVERS IN MAKING THE LOAN TO MAKER AND WILL CONTINUE TO RELY ON SUCH WAIVERS IN ANY RELATED FUTURE DEALINGS WITH MAKER. THE WAIVERS CONTAINED IN THE LOAN DOCUMENTS SHALL APPLY TO ALL SUBSEQUENT EXTENSIONS, RENEWALS, MODIFICATIONS, AND REPLACEMENTS OF THE LOAN DOCUMENTS. THIS NOTE MAY BE FILED WITH ANY COURT OF COMPETENT JURISDICTION AS MAKER'S WRITTEN CONSENT TO MAKER'S WAIVER OF A JURY TRIAL. MAKER HAS INITIALED THIS SECTION BELOW TO INDICATE ITS AGREEMENT WITH THE JURY TRIAL WAIVER AND OTHER TERMS CONTAINED IN THIS SECTION.

/s/CS mgr
MAKER'S INITIALS

17.  Security.  This Note is secured by a Deed of Trust dated the same date as this Note in favor of the Holder, as beneficiary.

18.  Interest Rate Terms Conditioned on Loan Closing, Occurring Before Rate Expiration Date. Notwithstanding anything to the contrary contained in this Note, Maker acknowledges and agrees that (a) the interest rate or rates provided for in this Note are subject to and conditioned on the closing of the Loan and the recordation of the Deed of Trust in the Official Records of the County in which the Property is located (such actions are referred to collectively as the "Loan Closing") within five (5) business days after the date on which this Note has been forwarded or transmitted by the Holder to Maker or any escrow company or title company involved in the closing of the Loan (the last day of such five (5) business day period is referred to as the "Rate Expiration Date"); and (b) if for any reason the Loan Closing has not occurred on or before the Rate Expiration Date, then the Holder shall require that (i) the Note be re-drawn with such revisions to the interest rate terms as may be required by the Holder, in its discretion; and (ii) Maker shall be required to re-execute such re-drawn Note and deliver it to the Holder if Maker desires to proceed with the Loan transaction.

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SEE RIDER ATTACHED HERETO AND INCORPORATED HEREIN BY THIS REFERENCE FOR ADDITIONAL TERMS.

MAKER:

Northtown Business Center, L.L.C., a Missouri
limited liability company

By: /s/ Chad Sneed
 Chad Sneed, Manager

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